EXHIBIT 10





                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 21 to the registration statement on N-1A (the "Registration Statement") of our report dated February 3, 1999, relating to the financial statements and financial highlights appearing in the December 31, 1998 Annual Report to Shareholders of Janus Aspen Series, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in the Statements of Additional Information.


/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Denver, Colorado
October 29, 1999